Exhibit (a).
AMENDMENT TO DECLARATION OF TRUST
LONGLEAF PARTNERS FUNDS TRUST
A Massachusetts Business Trust
Designation of Fourth Series
W I T N E S S E T H
This amendment relates to the Declaration of Trust of Longleaf Partners Funds Trust (the “Trust”), originally filed in the office of the secretary of the Commonwealth of Massachusetts on November 28, 1986 under the name “Southeastern Asset Management Value Trust.” The Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as an open-end management investment company. Presently, it has three Series: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, and Longleaf Partners International Fund.
The Declaration of Trust of Longleaf Partners Funds Trust is hereby amended by the Board of Trustees pursuant to a resolution adopted by the Trustees at a meeting held on September 7, 2011 in Boston, Massachusetts, by deleting in its entirety the existing Section 1.1(b) of Article I and substituting in its place the following restated Section 1.1(b) of Article I:
“Section 1.1(b). Designation of Separate Series.
     As authorized by Section 6.9 of Article VI, the Trust shall be comprised of Four (4) series of shares of beneficial interest, each series being a separate portfolio of investments, until further action by the Trustees as authorized by section 6.9 of Article VI. Each such series is subject to the provisions of section 6.9 of Article VI, and to all other applicable provisions of the Declaration of Trust.
     Effective on and after August 2, 1994, the name of the first series, a separate, independently managed portfolio of securities, is “Longleaf Partners Fund” (in substitution of the name Southeastern Asset Management Value Trust, as previously established by the Amendment filed with the office of Secretary of the Commonwealth of Massachusetts on December 21, 1988).
     Effective on and after August 2, 1994, the name of the second series, a separate, independently managed portfolio of securities, is “Longleaf Partners Small-Cap Fund” (in substitution of the name Southeastern Asset Management Small-Cap Fund, as previously established by the Amendment filed with the office of the Secretary of the Commonwealth of Massachusetts on December 21, 1988).

     Effective on and after August 11, 1998, the third series, a separate, independently managed portfolio of securities, is “Longleaf Partners International Fund,” as established by the Amendment filed with the office of the Secretary of the Commonwealth of Massachusetts on that date.
     Effective herewith, a new, fourth series of this Trust is created, which shall be a separate, independently managed portfolio of securities, having the name “Longleaf Partners Global Fund.”
     Each of the four (4) series shall have one class of shares of beneficial interest and each such share shall have one vote on all matters on which the shareholders of each such series are entitled to take action. Upon issuance of each share of beneficial interest in consideration of payment in cash or other property of the then current net asset value per share, each such share of beneficial interest shall be fully paid and non-assessable, subject to all of the provisions of the Trust, and there shall be no pre-emptive rights.
     The assets of each such series and the shares of beneficial interest thereof shall be in all respects separate and independent of the assets and shares of beneficial interest of each of the other series, and no series or any shareholders of any series shall have any claim of any nature against the assets of or shareholders of any other series of the Trust.
     Each such Series shall hold its property and conduct its activities under its respective designated name, and the Trustees shall conduct the activities of each such series and execute all documents under that name, and each such series shall sue or be sued under its respective designated name, which name (and the word “Trust” or “series” whenever herein used) when referring to the Trustees shall refer to them in their official capacities as Trustees, and not as individuals or personally, and shall not be deemed to refer to the officers, agents, employees or shareholders of the Trust. Should the Trustees through appropriate action determine to change the name of any or all of the respective series of the Trust, as they should deem to be proper, each or any such series of the Trust may hold its property and conduct its activities under such other name upon the filing of an appropriate amendment to the Declaration of Trust with the Secretary of the Commonwealth of Massachusetts.”

     IN WITNESS WHEREOF, THE UNDERSIGNED Trustees have executed this Amendment to the Declaration of Trust on behalf of the Trust and its four series, on September 7, 2011, in their official capacities as Trustees of the Trust, and not as individuals or in their individual capacities, to be effective on filing with the Secretary of the Commonwealth of Massachusetts:

LONGLEAF PARTNERS FUNDS TRUST (the Master Trust)

Longleaf Partners Fund (First Series)

Longleaf Partners Small-Cap Fund (Second Series)

Longleaf Partners International Fund (Third Series)

Longleaf Partners Global Fund (Fourth Series)

Perry Steger, Chairman of the Board

O. Mason Hawkins, Trustee

Daniel W. Connell, Jr., Trustee

Steven N. Melnyk, Trustee

C. Barham Ray, Trustee

Chad Carpenter, Trustee

Rex Deloach, Trustee

Mars Child, Trustee